EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and entered as of this 8th day of January, 1997, by and between The Peak Technologies
Group, Inc., ("Peak") a Delaware corporation with its headquarters in Columbia, Maryland, and Howard S. Cohen
("Executive"), a resident of Illinois, and together referred to as the parties.

1.      Duties and Term.

	A. Peak engages Executive as President and Chief Operating Officer of Peak for a term of two (2) years (the "Term"), commencing with the above date, and successive terms of one (1) year each beginning automatically at the end of the Term, to perform those duties customarily performed by a President and Chief Operating Officer and those set forth in the "Offer Letter", attached hereto and made a part hereof, and reporting to Peak's Chairman and Chief Executive Officer ("CEO"). Executive shall also perform those additional duties which may reasonably be specified by the CEO and Peak's
Board of Directors, from time to time, consistent with his position as a senior executive. During the term of this Agreement, Executive shall be included as part of the management slate of directors recommended to the shareholders for election to Peak' Board of Directors.

	B. As a condition and during the term of his employment Executive agrees to the following: (i) commence his employment, full-time, no later than March 1, 1997 or such earlier date as agreed to by the parties; (ii) devote his full business time to the business and affairs of Peak and work exclusively for Peak, and (iii) maintain a duty of loyalty and care to Peak as an officer and director of Peak, as those terms are defined in law and pursuant to this Agreement.

	C. Executive may not engage in any other remunerative work, provided, however, that Peak recognizes that Executive may desire to write, speak and serve on boards of directors, which may be done with the prior written approval of the CEO, and which approval shall not be unreasonably withheld. Executive represents and warrants that he has not entered into any prior agreements, investments or commitments which would in any manner limit his work, effort or activity on behalf of and while employed by Peak.

2.      Compensation and Benefits.      The compensation and
benefits for Executive through the Term are set forth in the Offer Letter and this Agreement. A portion of the Executive's compensation, as determined in Executive's sole discretion, will be deferred and placed in trust, in accordance with applicable laws and regulations and Peak's 401(k) plan. The compensation includes: (i) a "Severance Agreement", the form of which is attached hereto, and which will provide compensation and benefits for Executive in the event of a change in control in Peak and providing for, among other things, up to three (3) years of severance pay; (ii) insurance coverage through all applicable insurance provided by Peak, including, but not limited to, Director and Officer Liability Insurance at the limits provided for officers and directors of Peak and a full indemnity by Peak up to the limits allowed under Delaware law; (iii) an initial grant of fifty-thousand (50,000) stock options for Peak common stock; and, (iv) an annual grant of additional stock options compatible with other executives of the company and in accordance with Peak's policies, and in all cases in the absolute discretion of the Board of Directors. Peak further agrees as to (iii) and (iv) that Section 6(ii) of Peak's Stock Option Plan shall not apply to Executive or any stock options issued to him and that Peak hereby agrees to the registration of all stock issued to Executive within a reasonable time after exercise of such options, and subject to regulatory limitations, if any.

3.      Termination by Executive.

	A. Executive may terminate this Agreement any time, other than for "Good Reason" as defined herein, upon one hundred and twenty (120) days written notice to Peak, or in the event of death or total disability (deemed voluntary termination).

	B. Executive may also terminate this Agreement at any time, upon giving ninety (90) day notice, for "Good
Reason" which includes: (i) failure of Peak seek the nomination of Executive to the Board of Directors within six
(6) months after Executive commences his employment; (ii) failure of the officers to report to Executive; (iii) any reason described as "Good Reason" in Section 1.6 of the Severance Agreement I; (iv) a change of control as described in the Severance Agreement I; and, (v) default by Peak in any of its material obligations hereunder and failure to cure such default in a reasonable period of time after receiving notice from Executive.

4.      Termination by Peak.

	A. Peak may terminate this Agreement without cause upon sixty (60) days written notice to Executive.

	B. Peak may terminate this Agreement without notice, at any time, for "Good Cause", which includes, but is not limited to: (i) breach of the covenants contained in Sections 6, 7, 8 and 10 of this Agreement; (ii) willful gross malfeasance resulting in material injury or loss to Peak; (iii) acts on behalf of Peak as a result of which Executive is charged with a criminal offense involving moral turpitude, dishonesty or breach of trust; (iv) conviction of a felony or plea of guilty or plea of guilty or no lo contendere with respect to a felony; and,
(v) breach of the duty of an officer or director imposed by law or statute that involves an intentional, bad faith act that results in material loss or injury to Peak.

C. Termination of this Agreement for any reason whatsoever shall not preclude executive from receiving any base salary, bonus or other benefit accrued through the date of termination, and shall not affect any accrued amount due and payable to Executive under the Severance Agreement I.


5.      Executive's Severance Benefits Upon Termination.

	A. If Executive is terminated by Peak for reasons other than termination for Good Cause, during the Term and any renewal term, or Executive leaves Peak for Good Reason, during the Term and any renewal term, Executive shall be entitled to the following: (i) the balance of his salary payable under the terms of this Agreement plus twelve (12) additional months of salary as severance, both amounts payable semi-monthly and subject to all applicable taxes; (ii) payment of $300,000.00, and a prorated payment of $300,000.00 divided by the number of months, or partial months, worked by Executive, both amounts payable semi-monthly and subject to all applicable taxes; (iii) the vesting of all stock options as of the date of termination; and, (iv) payment of fifteen percent (15%) of his base salary, or up to $45,000 toward out-placement services; and (v) continuation of payment for premiums on all health and medical insurance for eighteen (18) months, or so long as Executive remains eligible for such insurance.

	B. If Executive terminates his employment during the Term or any renewal term, for other than Good Reason, and does not accept or engage in employment with a third party or entity, and does not otherwise violate any other terms of this Agreement or any post-employment agreements or covenants, Executive shall be entitled to the following: (i) the balance of his salary under this Agreement, plus twelve (12) additional months of severance, both payable semi-monthly and subject to all applicable taxes; and, (ii) the vesting of all stock options.

	C. Severance payments and benefits provided for in this Agreement and the Offer Letter are conditioned upon Executive's continued compliance with this Agreement and all post-employment covenants and agreements. If Peak wishes to withhold payment, it must first commence enforcement of this Agreement through the filing of a civil suit or criminal complaint, then all payments provided for hereunder shall be paid to and held by a court of competent jurisdiction or placed in a mutually agreed upon escrow account, until such proceeding has been resolved.

6.      Return of Peak's Property and Non-Disclosure of  Non-
Public Information.

	A. Upon termination of his employment with Peak for any reason, Executive shall return to Peak all records, data, plans, customer lists, computer programs and related documentation or other documents or materials of any nature which are in his possession or control which he obtained from Peak or compiled or produced for Peak during his employment and any and all copies thereof, which shall include all confidential information as defined above.

	B. Executive agrees that he will not retain copies of any Peak's documents or materials and will not disclose, reveal or make available to, or inform any other person, firm, corporation, partnership or other association of the names and addresses of customers, information about prices charged to customers, Peak's operating and sales techniques and methods, or any other confidential proprietary information concerning
Peak, or any documents or information which contain or are derived from confidential proprietary information concerning
Peak, its products, pricing, margins, vendor relationships, contracts, stock, personnel, systems, software, policies or techniques and methods of operation, provided, however, that Executive shall disclose any information required or compelled in any legal or judicial proceeding or otherwise in the public domain through sources other than Executive, and shall notify
Peak of such legal or judicial proceeding in a reasonable time prior to complying with such request or subpoena, so that Peak may seek to protect its interests and information as necessary.

7. Covenant Not to Compete or Solicit. Executive covenants and agrees that during his employment and for a period of one (1) year following the later of: (i) the termination of his employment, or (ii) the date set for the commencement of his severance payments, and so long as Peak continues to pay all severance benefits when due and Peak has not undergone a "Change in Control" as defined in Severance
Agreement I, Executive will not for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement, whether as a principal, agent, director, officer, manager, trustee, representative, executive or consultant, for whatever reason, directly or indirectly do any of the following:

A. Work for any competitor of Peak, or seek or accept employment with any of Peak's clients if such employment is in the same area, field and scope of products and services which Peak sells or provides;

B. Solicit or accept any business from any person or entity who, at the time of, or any time during the twelve months preceding such termination, was an active account or was actively solicited by Peak according to the books and records of Peak, provided, however, that nothing herein shall prohibit him from transacting business with any such person during such period if the business he solicits is not competitive with services or products offered, furnished to, licensed or sold by Peak to such person or entity;

C. Cause or assist anyone or any entity to solicit the purchase of any product or service by any of Peak's clients of the sort provided by Peak to the client, or the sort Peak was seeking an opportunity to supply or request or cause any of Peak's clients, vendors or suppliers to cancel or terminate any business relationship with Peak;

D. Request or cause any employee of Peak to terminate employment with Peak or permit any employee of Peak to be solicited to leave the employ of Peak.

8.      Post Employment Affiliations and Restrictions.
Executive covenants and agrees that during his employment and for a period of one (1) year following the later of: (i) the termination of his employment; or, (ii) or the date set for commencement of his severance payments, and so long as Peak continues to pay all severance benefits when due and Peak has not undergone a "Change in Control" as defined in Severance Agreement I, Executive will not for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement, whether as a principal, agent, director, officer, manager, trustee, representative, Executive or consultant, directly or indirectly develop, refine, modify or in any way be connected with or give advice or consultation concerning software which is trademarked, copyrighted, owned and/or proprietary to Peak, and cannot be purchased in routine retail transactions.

9. Scope of Restrictions. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforced such restriction. Executive acknowledges and agrees that the covenants contained herein are necessary for the protection of Peak's legitimate business interests and are reasonable in scope and content.

10. Prohibition Against Use and Disclosure of Proprietary or Confidential Information. Executive shall not use or divulge to anyone for any reason any of the trade secrets or other proprietary, secret, or other confidential information of Peak or its clients, or any information which contains or is derived from proprietary, secret or other confidential information, either during his employment or after his termination for any reason, provided, however, that Executive shall disclose any information required or compelled in any legal or judicial proceeding or otherwise in the public domain through sources other than Executive, and shall notify Peak of such legal or judicial proceeding in a reasonable time prior to complying with such request or subpoena, so that Peak may seek to protect its interests and information as necessary.

11. List of Competing Companies. Executive agrees that prior to terminating his employment with Peak, and as a condition of receiving any severance payments provided for hereunder, Peak may supplement the list of competitive companies attached hereto which Peak, in its sole discretion, deems competitors and for and with whom Executive shall not be employed in any manner whatsoever.

12.     Remedies of Peak.

	A. Executive agrees that he is able to engage in other businesses for the purpose of earning a livelihood and that the restrictive covenants in the Agreement will not interfere with his ability to engage in other businesses. Executive agrees that breach of the covenants and limitation in this Agreement will cause irreparable harm to Peak in that money damages will not amount to adequate compensation for the breach, and he agrees that injunctive relief is appropriate to prevent the continuation of such breach by Executive without the necessity of proof of actual damage.

	B. In the event of a breach as described in A above, or a breach by Peak resulting in the filing of a lawsuit by Executive against Peak in a court of competent jurisdiction, the prevailing party shall be responsible for the other party's reasonable legal fees, as ordered by a court of competent jurisdiction, arbitrator, mediator, or agreed to by the parties, provided, however, such fees will be limited to the equal of the Executive's base annual income for the last year of employment.

	C. The parties agrees that the restrictive covenants contained herein are reasonable in the sense that they are necessary to protect Peak in its legitimate business interests.

	D. This Agreement in no way affects Executive's right to engage in any business not competitive with Peak. Remedies set forth in this Agreement shall be in addition to and not in limitation of any other remedies, including money damages, which Peak might have, legal or equitable.

13. No Waivers. Any waiver by any of the parties hereto of a breach of any of the provisions of this Agreement by any other party shall not operate or be construed as a waiver by the other parties of any of the rights and privileges of said parties hereunder or of any subsequent breach.

14. Prohibition Against Assignment. Executive's rights under this Agreement may not be assigned, except to a solvent associated company, or as may be agreed by the parties in writing.

15. Severability and Binding Nature of Agreement. The parties hereto agree that the clauses of the Agreement are severable and should any clause be declared invalid, it shall not effect the validity of the remaining provisions of this Agreement. The parties agree that the provisions hereof shall be binding upon their successors in interest, heirs, next of kin, personal representatives and assigns.

16. Entire Agreement. This Agreement, Offer Letter and Attachments, Tier I Relocation Package, and Severance
Agreement I constitute the final and entire agreement between the parties and no party shall be bound by any terms, conditions, statements, warranties, or representations, oral or written, not contained herein and no term or provision hereof (including the terms and provisions of this paragraph) may be altered, amended or modified in any way except by a writing signed by all parties.

17. Governing Law. This Agreement shall be governed and interpreted pursuant to the laws of the state of Maryland for all purposes, and without regard to choice of law rules.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

The Peak Technologies Group, Inc.       Executive
/s/ Nicholas R.H. Toms                  /s/ Howard S. Cohen
-----------------------------           --------------------------
Nicholas R. H. Toms,                    Howard S. Cohen,
Chairman and Chief                      President and Chief
Executive Officer                       Operating Officer